Exhibit 99.1

Contact:	Jeremy W. Smeltser

704-752-4478

E-mail: investor@spx.com

SPX REPORTS RECORD FOURTH QUARTER 2003 RESULTS

4Q Free Cash Flow 307% of Income From Continuing Operations

4Q Diluted EPS From Continuing Operations up 31% to $1.30

CHARLOTTE, NC – February 26, 2004 – SPX Corporation (NYSE:SPW) today announced fourth quarter 2003 financial results of $1.45 billion in revenues, diluted earnings per share from continuing operations of $1.30, and free cash flow from continuing operations of $303.8 million.

Commenting on the company’s results, John B. Blystone, Chairman, President and CEO said, “We finished the year with a strong fourth quarter and delivered record free cash flow of $546.4 million for the year. Despite tough market conditions, revenues grew 5.4% as a result of our focus on profitably growing strategic platforms, and we generated diluted earnings per share from continuing operations of $3.41.”

“Our solid financial performance in 2003 is attributable to our disciplined EVA philosophy and the SPX Value Improvement Process®. We are excited about the company’s prospects for 2004 and beyond. As the economy begins to improve, we’re confident that our Value Improvement Process will further expand our growth prospects.”

FINANCIAL HIGHLIGHTS

Cash Flow: Free cash flow for the quarter was $303.8 million, up 104% compared to $148.9 million in the fourth quarter of 2002.

•	Free cash flow as a percentage of income from continuing operations was 307% for the quarter, up from 186% in the fourth quarter 2002.

•	Included in fourth quarter free cash flow was $60.0 million related to a favorable patent litigation settlement.

•	Full year 2003 free cash flow was $546.4 million compared to $363.1 million in 2002, a 50.5% improvement.

•	Free cash flow as a percentage of income from continuing operations was 207% for the full year 2003 up from 126% in 2002.

•	Full year free cash flow from continuing operations included $60.0 million and $34.8 million in 2003 and 2002, respectively, related to favorable patent litigation settlements.

Revenues: In the fourth quarter of 2003, revenues were $1.45 billion, a 10.4% improvement compared to $1.32 billion in the fourth quarter of 2002.

•	Fourth quarter organic revenues, revenues excluding acquisitions and divestitures, improved 7.2% compared to the same period in 2002. Sequentially, revenues improved 17.0% from the third quarter of 2003.

•	Full year revenues grew 5.4% to $5.08 billion from $4.82 billion in 2002. Organic revenues declined 1.9% in 2003, but grew 2.6% excluding the decline in revenues in the power systems market.

Operating Margins: Fourth quarter operating margins were 11.6% compared to 13.2% for the fourth quarter of 2002.

•	Operating margins for the full year 2003 were 10.5% compared to 12.6% in 2002. The margin decrease was attributable primarily to declines in the U.S. power market, competitive market dynamics across the segments and lower pension income.

Diluted Earnings Per Share: Fourth quarter 2003 diluted earnings per share from continuing operations were up 31.3% to $1.30 compared to $0.99 for the fourth quarter 2002.

•	Full year 2003 diluted earnings per share from continuing operations were $3.41 compared to $3.48 in 2002.

•	Diluted net income per share improved 97.4% to $3.04 in 2003 from $1.54 in 2002.

MANAGEMENT’S DISCUSSION OF RESULTS

In the fourth quarter of 2003, cooling technologies exceeded ten percent of total revenue, which is consistent with the future prospects for the business. In accordance with SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” cooling technologies is now reported as a new segment — Cooling Technologies and Services. All prior periods presented have been restated to separate Cooling Technologies and Services from the Flow Technology segment.

The company’s results of operations are now reported in five segments: Technical Products and Systems, Industrial Products and Services, Flow Technology, Cooling Technologies and Services, and Service Solutions. The following section describes results of operations by segment for the full year 2003.

Technical Products and Systems

Revenues increased $138.2 million or 12.4% to $1.25 billion from $1.11 billion in 2002. The increase was due primarily to bolt-on acquisitions completed in 2002 and 2003 and organic revenue growth in security and integrated building life-safety systems. Despite a decline in the domestic non-residential building construction market, organic revenues increased in this platform due to continued strong demand for high-end fire detection products and new product introductions.

Organic revenue declines were experienced in broadcast and communication systems and services and laboratory and life science products. While organic revenues declined low single digits in laboratory and life sciences, revenues at Kendro, the primary unit in this platform, were flat in 2003 compared to 2002. Broadcast and communications’ organic revenues declined 23.5% due to regulatory delays in the HDTV rollout and a decline in demand for telecommunication line management systems.

Segment income was $205.3 million in 2003, a decrease of $17.6 million or 7.9% from $222.9 million in 2002. As a percentage of revenues, segment income was 16.4%, down from 20.0% in 2002, due primarily to lower organic revenues. Segment margins also were impacted by bolt-on acquisitions completed in 2002 and 2003 that had historically lower margins than existing businesses.

In the fourth quarter, the company recorded a charge of $3.6 million, including legal costs, related to a commercial sales contract settlement at broadcast and communication systems. Broad restructuring actions have been taken across broadcast and communication systems and further restructuring charges are expected as the Radiodetection unit is integrated with this platform.

Industrial Products and Services

Segment revenues were $1.43 billion in 2003, a decrease of $178.2 million or 11.1% from $1.60 billion in 2002. The decrease was due to the significant organic revenue decline in power systems and lower organic revenue in specialty engineered products. Reduced demand and pricing pressures continued to impact power generation end markets. Accordingly, power systems experienced a decline in revenues in 2003 of approximately 45%.

Compaction equipment reported organic revenue growth of 11.4% due primarily to the favorable translation impact of the strong Euro relative to the U.S. Dollar and market share gains in Asia.

Segment income was $137.0 million, a decrease of $96.0 million or 41.2% from $233.0 million in 2002. As a percentage of revenues, segment income was 9.6% in 2003 compared to 14.5% in 2002 due primarily to the weak power systems market, as well as pricing and operating margins at compaction equipment and inventory write-downs and operating inefficiencies at the industrial tool and hydraulics business. Segment income decreased approximately $63.0 million at power systems due to reduced demand and pricing pressures.

The company also incurred approximately $3.9 million of costs associated with an insolvent supplier to its high integrity castings business. The transition from this supplier is substantially complete and customer deliveries have not been impacted.

Flow Technology

Revenues for the segment increased $32.9 million or 3.5% to $981.8 million in 2003 from $948.9 million in 2002. The increase was due primarily to bolt-on acquisitions completed in 2002 and 2003 and organic revenue growth in the boilers and hydronic products unit. Fluid systems’ organic revenues declined mid single digits.

Segment income was $163.6 million, a decrease of $4.1 million or 2.4% from $167.7 million in 2002. As a percentage of revenues, segment income was 16.7%, down from 17.7% in 2002 due primarily to bolt-on acquisitions completed in 2002 and 2003 of companies that had historically lower margins than existing businesses.

In the fourth quarter a $2.4 million net warranty charge was recorded at the boilers and hydronic products business associated with a change in estimate based on experience with specific product warranty claims.

Cooling Technologies and Services

Segment revenues increased $194.9 million or 44.6% to $631.7 million for the year from $436.8 million in 2002. The increase was due primarily to the acquisition of Balcke Cooling Products Group in the third quarter of 2002 and 13.1% organic revenue growth in 2003. Soft demand in the U.S. power market was offset by strong global demand for large construction cooling technology products and reconstruction services.

Segment income increased $20.9 million or 40.5% to $72.5 million up from $51.6 million in 2002 as a result of the acquisition of Balcke and strong organic revenue growth. In 2003, an $8.9 million benefit was realized from operational cost improvements at an environmental remediation site in California. As a percentage of revenues, segment income was 11.5%, down from 11.8% in 2002.

Service Solutions

Revenues for the segment increased $71.4 million or 9.9% to $790.9 million compared to $719.5 million in 2002. The revenue improvement was due primarily to strong specialty tool sales in North America and Europe. New product introductions and strong domestic dealer equipment service revenues drove strong specialty tool sales.

Segment income increased 0.9% to $87.3 million from $86.5 million in 2002. As a percentage of revenues, segment income was 11.0% in 2003 compared to 12.0% in 2002, due primarily to higher distribution revenues, which have lower average margins.

OTHER ITEMS

Share Repurchases: During 2003, the company repurchased 7.3 million shares of its common stock for approximately $315.4 million. This reduced the share count by approximately 9%. Under the most restrictive financial covenant, the company’s available capacity to make restricted payments, which includes paying cash dividends or repurchasing stock, was $58.0 million at December 31, 2003. This capacity grows at a rate of 50% of defined Consolidated Net Income in each fiscal period.

Dividend Policy: In December 2003, the company announced the implementation of a quarterly dividend program. The Board of Directors has approved an initial target quarterly dividend level of $0.25 per share. The actual amount of each quarterly dividend, as well as each declaration date, record date and payment date, is subject to the discretion of the Board, and the target dividend level may be adjusted during the year at the discretion of the Board. On February 25, 2004, the Board of Directors declared a quarterly dividend of $0.25 per common share payable on April 1, 2004, to shareholders of record on March 11, 2004.

Other Comprehensive Income: The recent improvement in the performance of the U.S. financial markets improved the funded status of the company’s pension plan. As a result, the company recorded a prepaid pension asset at December 31, 2003. The increase in shareholders’ equity as a result of the pension adjustment was $164.1 million, net of tax.

Interest Expense: Fourth quarter interest expense included charges of approximately $11.1 million related to accounting for interest rate swaps and a non-cash write-off of capitalized financing costs that were previously being amortized. On December 31, 2003, the company repaid $200.0 million of the Tranche B term loan in advance of its maturity date. On February 12, 2004, the company refinanced the credit facility to reduce the applicable rate on the Tranche B term loan. The company also amended certain covenants to, among other things, increase its flexibility associated with the mandatory repayment of debt and disposition of assets.

Legal Settlement: On December 23, 2003, SPX reached a favorable settlement award through its subsidiary, Imagexpo LLC, associated with a patent infringement claim against Microsoft Corporation. As part of the settlement, all claims were dismissed with prejudice and Microsoft was granted an irrevocable, non-exclusive license to the patent for the remaining useful life of the patent. In consideration of the settlement, SPX received cash proceeds of $60.0 million and recorded a gain of $41.9 million as other income, after taking into consideration related expenses. Accrued costs of $15.6 million related to the 2003 Microsoft patent litigation settlement will be paid in the first quarter of 2004.

Discontinued Operations: On April 7, 2003, SPX and CNT announced that they had signed a definitive agreement that resulted in the acquisition by CNT of all of the outstanding shares of SPX’s Inrange Technologies subsidiary for approximately $190 million in cash. The transaction closed on May 5, 2003, and SPX received approximately $149 million in net cash proceeds. For GAAP purposes, Inrange is treated as a discontinued operation. Inrange’s results for all periods and the loss on the sale net of tax, are consolidated on one line labeled “Loss from discontinued operations, net of tax” on the attached consolidated statements of income.

An updated slide presentation, including Frequently Asked Questions (FAQ’s), is available in the Investor Relations section of the company’s website at www.spx.com. This slide presentation reflects the 2003 results and certain 2004 financial targets.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology, cooling technologies and services, and service solutions. The Internet address for SPX Corporation’s home page is www.spx.com.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the company’s public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$721.6	$541.3
Accounts receivable, net	1,002.5	991.8
Inventories, net	652.3	605.0
Prepaid expenses and other current assets	87.9	90.8
Deferred income taxes	197.4	229.9
Assets of discontinued operations	—	263.3

Total current assets	2,661.7	2,722.1
Property, plant and equipment	1,301.3	1,260.8
Accumulated depreciation	(566.6)	(493.5)

Net property, plant and equipment	734.7	767.3
Goodwill	2,932.4	2,596.0
Intangible assets, net	619.2	530.4
Other assets	677.0	475.7

Total assets	$7,625.0	$7,091.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$591.0	$482.6
Accrued expenses	826.6	789.3
Short-term debt	87.9	269.7
Current maturities of long-term debt	24.8	28.9
Liabilities of discontinued operations	—	86.7

Total current liabilities	1,530.3	1,657.2

Long-term debt	2,530.2	2,414.6
Deferred income taxes	850.8	595.1
Other long-term liabilities	644.1	720.5

Total long-term liabilities	4,025.1	3,730.2

Minority interest	2.4	11.7
Shareholders' equity:
Common stock	878.1	868.0
Paid-in capital	897.2	863.3
Retained earnings	714.2	478.2
Unearned compensation	(40.7)	(46.1)
Accumulated other comprehensive income (loss)	207.2	(197.6)
Common stock in treasury	(588.8)	(273.4)

Total shareholders' equity	2,067.2	1,692.4

Total liabilities and shareholders' equity	$7,625.0	$7,091.5

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

	Three months ended December 31, (unaudited)		Twelve months ended December 31,
	2003	2002	2003	2002
Revenues	$1,453.0	$1,315.7	$5,081.5	$4,822.3

Costs and expenses:
Cost of products sold	1,014.8	887.6	3,547.6	3,257.1
Selling, general and administrative	253.2	221.1	931.3	866.3
Intangible amortization	3.3	2.0	10.5	7.3
Special charges	13.6	31.9	60.4	81.8

Operating income	168.1	173.1	531.7	609.8

Other income (expense), net	42.4	(6.4)	47.8	(2.0)
Equity earnings in joint ventures	8.1	9.4	34.3	36.6
Interest expense, net	(61.6)	(45.9)	(197.6)	(170.0)

Income from continuing operations before income taxes	157.0	130.2	416.2	474.4
Provision for income taxes	(58.1)	(50.2)	(151.6)	(185.5)

Income from continuing operations before change in accounting principle	98.9	80.0	264.6	288.9
Loss from discontinued operations, net of tax	—	(3.2)	(28.6)	(12.9)
Change in accounting principle	—	—	—	(148.6)

Net income	$98.9	$76.8	$236.0	$127.4

Basic earnings per share of common stock
Income from continuing operations before change in accounting principle	$1.33	$1.00	$3.44	$3.55
Loss from discontinued operations	—	(0.04)	(0.37)	(0.16)
Change in accounting principle	—	—	—	(1.83)

Net income per share	$1.33	$0.96	$3.07	$1.56

Weighted average number of common shares outstanding	74.456	79.913	76.802	81.440

Diluted earnings per share of common stock
Income from continuing operations before change in accounting principle	$1.30	$0.99	$3.41	$3.48
Loss from discontinued operations	—	(0.04)	(0.37)	(0.15)
Change in accounting principle	—	—	—	(1.79)

Net income per share	$1.30	$0.95	$3.04	$1.54

Weighted average number of common shares outstanding	76.246	80.546	77.684	82.959

SPX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

	Year Ended December 31,
	2003	2002	2001
Cash flows from (used in) operating activities:
Net income	$236.0	$127.4	$173.0
Loss from discontinued operations, net of tax	28.6	12.9	16.9
Change in accounting principle	—	148.6	—

Income from continuing operations before change in accounting principle	$264.6	$288.9	$189.9

Adjustments to reconcile income to net cash from operating activities—
Special and other charges	60.4	94.4	69.1
(Gain) loss on sale of assets	(15.5)	10.3	11.8
Deferred income taxes	138.9	135.8	116.6
Depreciation	111.4	108.7	84.7
Amortization of intangibles and other assets	12.2	12.1	64.7
Accretion of LYONs	19.4	22.5	19.2
Employee benefits	27.0	1.1	(34.1)
Other, net	33.0	19.3	11.6
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	66.4	(23.0)	(58.8)
Inventories	20.9	1.1	45.9
Accounts payable, accrued expenses, and other	(55.8)	(133.8)	16.6
Cash spending on restructuring actions	(66.5)	(85.8)	(50.8)

Net cash from continuing operations	616.4	451.6	486.4
Net cash from (used in) discontinued operations	9.7	(9.4)	9.2

Net cash from operating activities	626.1	442.2	495.6

Cash flows from (used in) investing activities:
Proceeds from asset and business sales	262.7	100.9	182.9
Business acquisitions and investments, net of cash acquired	(252.3)	(237.6)	(508.7)
Capital expenditures	(70.0)	(88.5)	(136.9)
Other, net	—	(7.5)	(22.5)

Net cash used in continuing operations	(59.6)	(232.7)	(485.2)
Net cash used in discontinued operations	(0.5)	(6.4)	(32.5)

Net cash used in investing activities	(60.1)	(239.1)	(517.7)

Cash flows from (used in) financing activities:
Additional debt borrowings	293.7	1,894.3	1,700.1
Repayments of debt borrowings	(459.5)	(1,869.4)	(1,328.3)
Net borrowings under other financing arrangements	69.5	(3.1)	(3.4)
Purchases of common stock	(315.4)	(172.9)	—
Common stock issued under stock incentive programs	14.8	49.1	44.9
Common stock issued under exercise of stock warrants	—	24.2	—
Other, net	(3.4)	(15.5)	—

Net cash from (used in) continuing operations	(400.3)	(93.3)	413.3
Net cash used in discontinued operations	—	(13.9)	(4.9)

Net cash from (used in) financing activities	(400.3)	(107.2)	408.4
Net increase in cash and equivalents	165.7	95.9	386.3
Consolidated cash and equivalents, beginning of period	555.9	460.0	73.7

Consolidated cash and equivalents, end of period	$721.6	$555.9	$460.0

Cash and equivalents of discontinued operations	$—	$14.6	$17.0
Cash and equivalents of continuing operations	$721.6	$541.3	$443.0

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF INCOME BY SEGMENT

(in millions)

	Three months ended December 31,			Twelve months ended December 31,
	(Unaudited)
	2003	2002	%	2003	2002	%
Technical Products and Systems (1)

Revenues	$366.3	$320.1	14.4%	$1,252.1	$1,113.9	12.4%
Gross profit	148.6	137.2		497.1	488.4
Selling, general & administrative	80.5	67.2		287.1	262.5
Intangible amortization	1.7	0.7		4.7	3.0

Segment income	$66.4	$69.3	-4.2%	$205.3	$222.9	-7.9%

as a percent of revenues	18.1%	21.6%		16.4%	20.0%

Industrial Products and Services

Revenues	$359.8	$376.5	-4.4%	$1,425.0	$1,603.2	-11.1%
Gross profit	74.2	92.9		312.7	417.2
Selling, general & administrative	45.1	43.9		172.8	181.8
Intangible amortization	0.8	0.7		2.9	2.4

Segment income	$28.3	$48.3	-41.4%	$137.0	$233.0	-41.2%

as a percent of revenues	7.9%	12.8%		9.6%	14.5%

Flow Technology

Revenues	$293.8	$273.6	7.4%	$981.8	$948.9	3.5%
Gross profit	100.4	104.7		341.1	356.4
Selling, general & administrative	41.7	46.0		176.2	187.7
Intangible amortization	0.3	0.1		1.3	1.0

Segment income	$58.4	$58.6	-0.3%	$163.6	$167.7	-2.4%

as a percent of revenues	19.9%	21.4%		16.7%	17.7%

Cooling Technologies and Services

Revenues	$199.6	$145.6	37.1%	$631.7	$436.8	44.6%
Gross profit	54.7	35.6		163.8	109.6
Selling, general & administrative	29.1	17.1		89.9	57.4
Intangible amortization	0.5	0.4		1.4	0.6

Segment income	$25.1	$18.1	38.7%	$72.5	$51.6	40.5%

as a percent of revenues	12.6%	12.4%		11.5%	11.8%

Service Solutions

Revenues	$233.5	$199.9	16.8%	$790.9	$719.5	9.9%
Gross profit	60.3	57.7		219.2	206.2
Selling, general & administrative	36.2	31.5		131.7	119.4
Intangible amortization	—	0.1		0.2	0.3

Segment income	$24.1	$26.1	-7.7%	$87.3	$86.5	0.9%

as a percent of revenues	10.3%	13.1%		11.0%	12.0%

Total segment income (1)	202.3	220.4		665.7	761.7
Corporate expenses	(20.6)	(15.4)		(73.6)	(57.5)
Special and other charges (1) (2)	(13.6)	(31.9)		(60.4)	(94.4)

Consolidated operating income	$168.1	$173.1		$531.7	$609.8

(1)	Excludes results of discontinued operations.

(2)	Special and other charges for the twelve month period ended December 31, 2002 includes $12.6 of charges recorded in cost of products sold for consolidated reporting purposes.

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW AS % OF INCOME FROM CONTINUING OPERATIONS

Unaudited

(in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Net cash from operating activities (continuing operations)	$319.6	$176.6	$616.4	$451.6
Capital expenditures	(15.8)	(27.7)	(70.0)	(88.5)

Free cash flow from continuing operations	$303.8	$148.9	$546.4	$363.1

Income from continuing operations before change in accounting principle	$98.9	$80.0	$264.6	$288.9
% of income from continuing operations before change in accounting principle	307%	186%	207%	126%

SPX CORPORATION AND SUBSIDIARIES

CASH RECONCILIATION

Unaudited

(in millions)

Twelve months ended 12/31/2003

Beginning cash (1)	$ 555.9
Operational cash flow	616.4
Acquisitions	(252.3)
Capital expenditures	(70.0)
Proceeds from asset sales	262.7
Net borrowings / (payments)	(90.0)
Financing Fees	(6.3)
Repurchase of common stock	(315.4)
Equity issuances	14.8
Other	(3.4)
Discontinued operations	9.2

Ending cash	$ 721.6

	Ending Debt 12/31/2002	Net Change	Acquisitions and Currency	LYONs Discount Accretion	Ending Debt 12/31/2003
Revolver	$—	—			$—
Tranche A loan	225.0	(16.9)			208.1
Tranche B loan	410.3	480.7			891.0
Tranche C loan	683.7	(683.7)			—
LYONs, net of unamortized discount	858.2	(236.9)		19.5	640.8
7.5% senior notes	500.0	—			500.0
6.25% senior notes	—	300.0			300.0
Other borrowings	36.0	66.8	0.2		103.0

Totals	$2,713.2	$(90.0)	$0.2	$19.5	$2,642.9

(1)	The 2003 beginning of period balance includes $14.6 of cash included in assets of discontinued operations